Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-260396, 333-260560, and 333-266652 on Form S-8 and Registration Statement No. 333-268340 on Form S-3, of our report dated March 2, 2023, relating to the consolidated financial statements of Portillo’s Inc. appearing in this Annual Report on Form 10-K for the year ended December 25, 2022.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 2, 2023